Exhibit 99.1
Aspen reports results for the quarter and full year ended December 31, 2011
Hamilton, Bermuda, February 6, 2012 — Aspen Insurance Holdings Limited (“Aspen” or the “Company”) (NYSE: AHL) today reported net income after tax of $13.5 million, or $0.11 per diluted share, for the fourth quarter of 2011. For the full year 2011, net loss after tax was $105.8 million, or $1.82 per diluted share. Performance in Aspen’s insurance segment was strong, a result of significant growth in certain niche areas and improvement across a number of lines. Reinsurance results were materially impacted by a high frequency and severity of natural catastrophes in 2011, which were partially offset by a good performance in casualty and specialty reinsurance lines.
Operating highlights for the quarter ended December 31, 2011
•	Strong performance in the insurance segment with an improvement in the loss ratio to 58.0% in the fourth quarter of 2011 from 77.4% in the fourth quarter of 2010
•	Net earnings per diluted share of $0.11 for the quarter ended December 31, 2011 compared with $1.12 in the fourth quarter of 2010
•	Operating earnings per diluted share of $0.01 for the quarter ended December 31, 2011 compared with operating earnings per diluted share of $1.02 in the fourth quarter of 2010
•	Diluted book value per share of $38.43, down 1.2% from the fourth quarter of 2010 and up 0.4% from September 30, 2011
•	Annualized net income return on average equity of 1.2% for the fourth quarter of 2011 and annualized operating return on average equity of nil
•	Gross written premiums of $458.7 million for the fourth quarter of 2011, compared with $412.8 million for the fourth quarter of 2010
•	Combined ratio of 114.1%, or 89.2% excluding catastrophe losses for the quarter ended December 31, 2011 compared with a combined ratio of 95.3% or 88.3% excluding catastrophe losses for the fourth quarter of 2010
•	Prior year net reserve releases of $22.0 million for the quarter ended December 31, 2011 compared with $12.6 million of net reserve releases in the fourth quarter of 2010

Financial highlights, quarter ended December 31, 2011 (unaudited)
$ in millions, except per share amounts and percentages

	Q4 2011	Q4 2010	Change

Gross written premiums	$458.7	$412.8	11.1%
Net earned premiums	$489.4	$499.7	(2.1)%
Net investment income	$54.2	$57.0	(4.9)%
Operating income after tax	$6.1	$75.8	(92.0)%
Net income after tax	$13.5	$92.7	(85.4)%
Diluted net income per share	$0.11	$1.12	(90.2)%
Diluted operating earnings per share	$0.01	$1.02	(99.0)%
Annualized net income return on equity	1.2%	13.2%
Annualized operating return on equity	—%	10.8%
Combined ratio	114.1%	95.3%
Book value per ordinary share	$39.89	$40.96	(2.6)%
Diluted book value per ordinary share	$38.43	$38.90	(1.2)%
Financial highlights, full year ended December 31, 2011 (unaudited)
$ in millions, except per share amounts and percentages

	2011	2010	Change

Gross written premiums	$2,207.8	$2,076.8	6.3%
Net earned premiums	$1,888.5	$1,898.9	(0.5)%
Net investment income	$225.6	$232.0	(2.8)%
Operating income/(loss) after tax	$(66.1)	$258.9	(125.5)%
Net income/(loss) after tax	$(105.8)	$312.7	(133.8)%
Diluted net income/(loss) per share	$(1.82)	$3.62	(150.3)%
Diluted operating earnings/(loss) per share	$(1.26)	$2.94	(142.9)%
Annualized net income/(loss) return on equity	(5.3)%	11.2%
Annualized operating return/(loss) on equity	(3.7)%	9.1%
Combined ratio	115.6%	96.7%

Chris O’Kane, Chief Executive Officer commented, “A combination of natural catastrophes and global economic uncertainty made 2011 a very difficult year for our industry. Aspen reported an operating loss of $1.26 per share and a book value of $38.43 per share for 2011, down 1.2% from year end 2010.
Whilst the performance of our catastrophe exposed reinsurance lines has been impacted by the near record year for natural catastrophes, both our casualty and specialty reinsurance units generated good results in a challenging environment. In our Insurance segment our loss ratios were good to excellent in most classes. The recent January renewals saw attractive rate increases in certain property catastrophe reinsurance lines and encouraging signs in many commercial insurance lines. Our strong capital base and diversified model leave us well positioned to benefit from the improving pricing trend and the investment we have made in our franchise.”
Consolidated highlights
Net income for the fourth quarter included $101.5 million, or $1.39 per diluted share, of net losses after tax resulting from the natural catastrophes occurring during the fourth quarter of 2011 and increases to previous 2011 catastrophe estimates.
Net earned premiums were $489.4 million in the fourth quarter of 2011, down 2.1% compared with the fourth quarter of 2010. Aspen reported an underwriting loss of $68.8 million for the fourth quarter of 2011, with the insurance segment profitable, compared with $23.2 million of underwriting profit for the fourth quarter of 2010.
For the year ended December 31, 2011, gross written premiums were $2,207.8 million, up 6.3% from 2010, principally in the insurance segment.
The underwriting loss for 2011 was $294.7 million compared with an underwriting profit of $63.1 million in 2010. The combined ratio for 2011 was 115.6%, including $534.3 million (or 28.5 percentage points of net losses, net of reinstatements) from the significant natural catastrophe losses occurring in 2011 compared with 96.7% for 2010, which included 9.0 percentage points of net losses from catastrophes.
Prior year net reserve releases were $92.3 million in 2011, compared with $21.4 million of net reserve releases in 2010. The accident year loss ratio, excluding the impact of catastrophe losses, was 58.3% for 2011 compared with 57.7% for 2010.
Segment highlights
Reinsurance
Operating highlights for Aspen’s reinsurance segment for the quarter ended December 31, 2011 include:
•	Net written premiums of $182.3 million, an increase of 22.8% from the fourth quarter of 2010
•	Combined ratio of 124.0% including 42.7 percentage points of catastrophe losses compared with an 81.6% combined ratio for the fourth quarter of 2010, including 12.1 percentage points of catastrophe losses
•	Favorable prior year loss reserve development of $14.6 million compared to $36.1 million in the fourth quarter of 2010

Operating highlights for Aspen’s reinsurance segment for the year ended December 31, 2011 include:
•	Net written premiums of $1,098.1 million, a decrease of 1.8% from 2010 due to higher reinsurance purchases
•	Combined ratio of 125.4% including 47.5 percentage points of catastrophe losses compared with 88.2% combined ratio for the prior year, including 15.0 percentage points of catastrophe losses
•	Favorable prior year loss reserve development of $72.3 million compared to $65.6 million for the year ended December 31, 2010
Gross written premiums in the reinsurance segment were $186.3 million in the fourth quarter of 2011, up 21.9% compared with $152.8 million from the 2010 comparable period. This increase was primarily driven by growth in property lines which reflects a more positive pricing environment in catastrophe exposed property. Specialty reinsurance including credit and surety lines also contributed to the growth.
The combined ratio for the quarter of 124.0% included pre-tax losses, net of reinsurance recoveries and reinstatement premiums, of $121.7 million or 42.7 percentage points from the Thai flooding that occurred in the fourth quarter of 2011 and changes in estimates for other 2011 events.
The segment underwriting loss for 2011 was $282.5 million compared with an underwriting profit of $133.6 million for 2010. The combined ratio for 2011 was 125.4%, and included $520.1 million or 47.5 percentage points of pre-tax losses, net of reinsurance and reinstatement premiums, from the significant natural catastrophe losses in 2011, compared with 88.2% for 2010, which included 15.0 percentage points of catastrophe losses. The accident year combined ratio, excluding the impact of catastrophe events, was 86.0% compared with 79.4% for 2010. The increase in the accident year ratio is attributable primarily to the increase in reinsurance purchases when compared to the prior year.
Insurance
Operating highlights for Aspen’s insurance segment for the quarter ended December 31, 2011 include:
•	Net written premiums of $248.9 million, an increase of 0.9% from the fourth quarter of 2010
•	Combined ratio of 93.4% compared with 108.8% for the fourth quarter of 2010
•	Favorable prior year loss reserve development of $7.4 million compared to strengthening of $23.5 million in the fourth quarter of 2010
Operating highlights for Aspen’s insurance segment for the year ended December 31, 2011 include:
•	Net written premiums of $831.0 million, an increase of 7.6% from 2010
•	Combined ratio of 95.8% compared with 103.1% for the prior year
•	Favorable prior year loss reserve development of $20.0 million compared to strengthening of $44.2 million for the prior year
Gross written premiums were $272.4 million in the fourth quarter of 2011, up 4.8% compared with $260.0 million in 2010, with the increase primarily attributable to the property insurance line.
The underwriting profit for the fourth quarter of 2011 of $13.2 million was a significant improvement compared to an underwriting loss of $18.3 million for the same period in 2010. This improvement was primarily attributable to the marine, aviation and transportation line, as well as U.S. property insurance.

Gross written premiums were $1,020.3 million for 2011, up 11.6% compared with $914.6 million in 2010.
The underwriting profit for 2011 was $32.5 million compared with an underwriting loss of $23.6 million in 2010. The combined ratio for 2011 was 95.8% compared with 103.1% for 2010. The accident year loss ratio of 63.6% for the twelve months improved from 69.0% for the prior year.
Investment performance
Net investment income in the fourth quarter of 2011 was $54.2 million compared with $57.0 million in the fourth quarter of 2010. Net realized and unrealized investment gains included in net income for the quarter were $6.0 million which includes $2.9 million of losses from the Company’s interest rate swaps. This compares with $19.7 million of net realized and unrealized gains in the fourth quarter of 2010 which included $9.2 million of gains from the Company’s interest rate swaps.
Unrealized gains in the available-for-sale investment portfolio, including equity securities, at the end of 2011 were $335.8 million. These gains are primarily due to the prolonged low interest rate environment associated with expectations of a slower economic recovery particularly in the U.S. From the end of the third quarter of 2011, these gains increased by $6.1 million, pre-tax.
Book yield on the fixed income portfolio of 3.37% was down 17 basis points when compared to the third quarter of 2011 and down from 3.70% at the end of the fourth quarter of 2010. The average credit quality of the portfolio is AA with an average duration of 2.22 years, including the impact of interest rate swaps.
Tax
In the fourth quarter of 2011, the Company recorded a tax credit of $23.9 million compared with a tax expense of $3.2 million in the fourth quarter of 2010. This is primarily due to the geographic distribution of catastrophe losses, adjustments to prior year positions and changes in U.K. corporation tax rates.
For the full year 2011, the Company recorded a tax credit of $37.2 million compared with a tax expense of $27.6 million for the full year 2010.
Subsequent Events
The Costa Concordia cruise liner incident which took place off the coast of Italy on January 13, 2012 is a complex loss and there are various factors and uncertainties which will have an impact on the quantum of loss. Aspen has exposure in both its insurance and reinsurance segments, mainly arising from its marine hull and marine liability insurance accounts. Aspen expects that its loss from the insurance business will be contained within its outwards reinsurance program and that its retained loss will be less than $30 million before reinstatement premiums. In the reinsurance segment, Aspen’s exposure arises from its specialty reinsurance account, and losses are expected to be less than 1% of the market loss.
Outlook for 2012
Given current market conditions, the Company anticipates gross written premiums for 2012 to be $2.3 billion +/- 5%, premiums ceded to be between 10% and 12% of gross earned premiums and the combined ratio to be in the range of 93% to 98% including a catastrophe load of $190 million assuming normal loss experience in the year. The Company expects the effective tax rate in 2012 to be in the range of 8% to 12%.
See “Forward-looking Statements Safe Harbor” below.
Earnings conference call and web cast
Aspen will host a conference call to discuss the results at 9.00 am (EST) on Tuesday, February 7, 2012.
To participate in the February 7 conference call by phone
Please call to register at least 10 minutes before the conference call begins, dialing:
+1 (888) 459 5609 (US toll free) or

+1 (404) 665 9920 (international)
Conference ID 41345544
To listen live online
Aspen will provide a live webcast at www.aspen.co
(Investors and Media > Investor Relations > Presentations)
To download the materials
The earnings press release and a detailed financial supplement will also be published on the web site, along with a brief slide presentation for reference during the call.
To listen later
A replay of the call will be available for 14 days via phone and internet, available two hours after the end of the live call. To listen to the replay by phone please dial:
+1 (855) 859 2056 (US toll free) or
+1 (404) 537 3406 (international)
Replay ID 41345544
The recording will be also available at www.aspen.co
For further information please contact
Investors
Kerry Calaiaro, Senior Vice President, Investor Relations, Aspen
Kerry.Calaiaro@aspen.co
+1 646 502 1076
Media
Tim Dickenson, Global Head of Communications, Aspen
Tim.Dickenson@aspen.co
+44 20 7184 8034
Europe and Asia — Citigate Dewe Rogerson
Justin Griffiths
Justin.Griffiths@citigatedr.co.uk
+44 20 7638 9571
North America — Abernathy MacGregor
Allyson Morris
amv@abmac.com
+1 212 371 5999

Aspen Insurance Holdings Limited
Summary consolidated balance sheet (unaudited)
$ in millions, except per share data

	As at	As at
	December 31,	December 31,
	2011	2010

ASSETS
Total investments	$6,335.1	$6,086.3
Cash and cash equivalents	1,239.1	1,179.1
Reinsurance recoverables	514.4	342.3
Premiums receivable	894.4	821.7
Other assets	501.9	402.7

Total assets	$9,484.9	$8,832.1

LIABILITIES
Losses and loss adjustment expenses	$4,525.2	$3,820.5
Unearned premiums	916.1	859.0
Other payables	372.6	411.9
Long-term debt	499.0	498.8

Total liabilities	6,312.9	5,590.2

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	3,172.0	3,241.9

Total liabilities and shareholders’ equity	$9,484.9	$8,832.1

Book value per share	$39.89	$40.96
Diluted book value per share (treasury stock method)	$38.43	$38.90

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except share, per share data and ratios

	3 months ended	3 months ended
	December 31, 2011	December 31, 2010

UNDERWRITING REVENUES
Gross written premiums	$458.7	$412.8
Premiums ceded	(27.5)	(17.6)

Net written premiums	431.2	395.2
Change in unearned premiums	58.2	104.5

Net earned premiums	489.4	499.7

UNDERWRITING EXPENSES
Losses and loss adjustment expenses	394.5	307.4
Policy acquisition expenses	85.5	90.6
General, administrative and corporate expenses	78.2	78.5

Total underwriting expenses	558.2	476.5

Underwriting income/(loss) including corporate expenses	(68.8)	23.2

OTHER OPERATING REVENUE
Net investment income	54.2	57.0
Interest expense	(7.7)	(4.8)

Total other operating revenue	46.5	52.2

Other income	3.6	0.9

OPERATING INCOME/(LOSS) BEFORE TAX	(18.7)	76.3
OTHER
Net realized and unrealized exchange gains/(losses)	2.3	(0.1)
Net realized and unrealized investment gains	6.0	19.7

INCOME/(LOSS) BEFORE TAX	(10.4)	95.9
Income taxes benefit/(expense)	23.9	(3.2)

NET INCOME AFTER TAX	13.5	92.7
Dividends paid on ordinary shares	(10.7)	(11.5)
Dividend paid on preference shares	(5.7)	(5.7)
Proportion of net profit/(loss) due to non-controlling interest	(0.1)	0.2

Retained income/(loss)	$(3.0)	$75.7

Components of net income (after tax)
Operating income	$6.1	$75.8
Net realized and unrealized exchange gains after tax	3.7	0.2
Net realized investment gains after tax	3.7	16.7

NET INCOME AFTER TAX	$13.5	$92.7

Loss ratio	80.6%	61.5%
Policy acquisition expense ratio	17.5%	18.1%
General, administrative and corporate expense ratio	16.0%	15.7%
Expense ratio	33.5%	33.8%
Combined ratio	114.1%	95.3%

Aspen Insurance Holdings Limited
Summary consolidated financial data (unaudited)
$ in millions, except share, per share data and ratios

	3 months ended		12 months ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010

Basic earnings per ordinary share
Net income/(loss) adjusted for preference share dividend	$0.11	$1.18	$(1.82)	$3.80
Operating income/(loss) adjusted for preference dividend	$0.01	$1.08	$(1.26)	$3.09
Diluted earnings per ordinary share
Net income/(loss) adjusted for preference share dividend	$0.11	$1.12	$(1.82)	$3.62
Operating income/(loss) adjusted for preference dividend	$0.01	$1.02	$(1.26)	$2.94
Weighted average number of ordinary shares outstanding (in millions)	70.615	73.996	70.665	76.343
Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	73.258	77.733	70.665	80.016

Book value per ordinary share			$39.89	$40.96
Diluted book value (treasury stock method)			$38.43	$38.90
Ordinary shares outstanding at end of the period (in millions)			70.656	70.508
Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)
			73.339	74.253

Note:	The basic and diluted number of ordinary shares for the twelve months ended December 31, 2011 is the same, as the inclusion of dilutive securities in a loss-making period would be anti-dilutive.

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	3 months ended December 31, 2011			3 months ended December 31, 2010
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$186.3	$272.4	$458.7	$152.8	$260.0	$412.8
Net written premiums	182.3	248.9	431.2	148.5	246.7	395.2
Gross earned premiums	311.9	245.7	557.6	303.9	246.5	550.4
Net earned premiums	288.7	200.7	489.4	292.1	207.6	499.7
Losses and loss adjustment expenses	278.1	116.4	394.5	146.8	160.6	307.4
Policy acquisition expenses	47.4	38.1	85.5	58.8	31.8	90.6
General and administrative expenses	32.6	33.0	65.6	32.8	33.5	66.3

Underwriting income/(loss)	$(69.4)	$13.2	(56.2)	$53.7	$(18.3)	35.4

Net investment income			54.2			57.0
Net investment gains (1)			6.0			19.7
Corporate expenses			(12.6)			(12.2)
Other income			3.6			0.9
Interest expenses			(7.7)			(4.8)
Net foreign exchange gains/(losses) (2)			2.3			(0.1)

Income/(loss) before tax			(10.4)			95.9
Income tax benefit/(expense)			23.9			(3.2)

Net income			$13.5			$92.7

Ratios
Loss ratio	96.3%	58.0%	80.6%	50.3%	77.4%	61.5%
Policy acquisition expense ratio	16.4%	19.0%	17.5%	20.1%	15.3%	18.1%
General and administrative expense ratio (3)	11.3%	16.4%	16.0%	11.2%	16.1%	15.7%
Expense ratio	27.7%	35.4%	33.5%	31.3%	31.4%	33.8%
Combined ratio	124.0%	93.4%	114.1%	81.6%	108.8%	95.3%

(1)	Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps.

(2)	Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts.

(3)	The total group general and administrative expense ratio includes the impact from corporate expenses.

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Germany, Ireland, Singapore, Switzerland, the United Kingdom and the United States. For the year ended December 31, 2011, Aspen reported gross written premiums of $2,207.8 million, net loss of $105.8 million and total assets of $9.5 billion. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s (“S&P”), an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s Investors Service (“Moody’s”).
For more information about Aspen, please visit www.aspen.co.
Forward-looking Statements Safe Harbor
This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “continue,” “guidance,” and similar expressions of a future or forward-looking nature.
All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; evolving issues with respect to interpretation of coverage after major loss events and any intervening legislative or governmental action; the effectiveness of our loss limitation methods; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of acts of terrorism and related legislation and acts of war; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance sectors; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the continuing and uncertain impact of the current depressed economic environment in many of the countries in which we operate; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; changes in insurance and reinsurance market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors and the related demand and supply dynamics as contracts come up for renewal; a decline in our operating subsidiaries’ ratings with S&P, A.M. Best or Moody’s; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; the persistence of the global financial crisis and the Eurozone debt crisis, changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; changes in our ability to exercise capital management initiatives or to arrange banking facilities as a result of prevailing market changes or changes in our financial position; changes in government regulations or tax laws in jurisdictions where we conduct business; Aspen Holdings or Aspen Bermuda becoming subject to income taxes in the United States or the United Kingdom; loss of key personnel; and increased counterparty risk due to the credit impairment of financial institutions.

For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 25, 2011. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.
In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.
Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.
(1) Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Annualized Operating Return on Average Equity 1) is calculated using operating income, as defined below and 2) excludes from average equity, the average after-tax unrealized appreciation or depreciation on investments and the average after-tax unrealized foreign exchange gains or losses and the aggregate value of the liquidation preferences of our preference shares. Unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) on foreign exchange is the result of exchange rate movements between the U.S. dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance (nor is it likely to be realized). Therefore, Aspen believes that excluding these unrealized appreciations (depreciations) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.
Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. See page 27 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 7 for a reconciliation of average equity.
(2) Operating income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized and unrealized capital gains or losses, including realized and unrealized gains or losses on interest rate swaps, and after-tax net foreign exchange gains or losses including net realized and unrealized gains and losses from foreign exchange contracts.

Aspen excludes after-tax net realized and unrealized investment gains or losses, including realized and unrealized gains or losses on interest rate swaps, and after-tax net foreign exchange gains or losses including net realized and unrealized gains and losses from foreign exchange contracts from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 27 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.
(3) Diluted book value per ordinary share is a non-GAAP financial measure. Aspen has included diluted book value per ordinary share because it takes into account the effect of dilutive securities; therefore, Aspen believes it is a better measure of calculating shareholder returns than book value per share. Please see page 25 of Aspen’s financial supplement for a reconciliation of diluted book value per share to basic book value per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.
(4) Diluted Operating Earnings Per Share and Basic Operating Earnings Per Share is a non-GAAP financial measure. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. See page 27 for a reconciliation of diluted and basic operating earnings per share to basic earnings per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.